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Filed Pursuant to Rule 424(b)(1)
Registration No. 333-89836

AMERICAN SCIENCE AND ENGINEERING, INC.

COMMON STOCK

1,410,475 SHARES

        This prospectus relates to 1,410,475 shares of our common stock which may be sold from time to time by the selling stockholders listed on page 10, or their transferees, pledges, donees or successors. Of the shares of common stock offered by this prospectus, 1,115,000 shares were issued by us in a private placement completed in May 2002 and 278,750 shares are issuable upon the exercise of warrants issued in the private placement. We also issued a warrant to purchase 16,725 shares to William Blair & Company LLC as part of its compensation for services rendered as a placement agent in the private placement. We are not offering or selling any of the common stock. We will not receive any of the proceeds of sale of the shares offered by this prospectus. The warrants may be exercised by paying cash or, in certain circumstances, a so-called cashless exercise. If the warrants are exercised by paying cash, we will receive cash proceeds equal to the warrant exercise price of $23.52 per share multiplied by the number of shares purchased.

        Our common stock is quoted on the American Stock Exchange under the symbol "ASE". On June 13, 2002, the last reported sale price of our common stock on the American Stock Exchange was $16.50 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 for a discussion of certain factors you should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 14, 2002.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have filed with the Securities and Exchange Commission which we have referenced on page 14 contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:

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  international, national, regional and local economic and political changes;

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  market acceptance of new products;

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  competition in the industry;

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  our goal of expanding our market positions;

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  approvals and clearances for our products;

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  dependence on significant customers;

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  dependence on significant suppliers;

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  the availability of key components for our products;

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  the ability to satisfy demand for our products;

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  the availability of debt and equity financing;

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  our ability to fund our research and development activities;

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  the development of new competitive technologies and products;

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  our ability to protect our intellectual property;

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  the availability of qualified personnel;

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  general economic conditions; and

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  our financial condition or results of operations.

        In some cases, you can identify forward-looking statements by terms such as "may," will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Although we believe that our plans, intentions or expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

        You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We assume no obligation to update publicly any forward-looking information, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

        This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the financial data, related notes and the information we have incorporated by reference before making an investment decision.

About American Science and Engineering, Inc.

        We develop, produce, market, sell, maintain and provide research, engineering and training services with respect to X-ray inspection systems. Our High Energy Systems ("HES") division in Santa Clara, CA develops and manufactures linear accelerators for a variety of applications and products, including a proprietary high-energy accelerator for our recently introduced Shaped Energy™ technology. Other applications for HES' linear accelerators include medical, scientific, electron beam curing, and non-destructive testing.

        We develop and manufacture sophisticated X-ray inspection products for critical detection and security applications used by seaport and border authorities, federal facilities and military bases, airports and corporations in the U.S. and around the globe. These security applications include X-ray inspection systems for combating terrorism, drug and weapon smuggling, trade fraud and trafficking in illegal aliens. Our objective is to distinguish ourselves from our competitors through technical innovations and a superior approach to detection. Our patented Z® Backscatter and Shaped Energy technologies detect plastic explosives, plastic weapons, illegal drugs, and other contraband, even when concealed in complex backgrounds by terrorists and smugglers. Our market is driven by domestic and global trends in terrorism; the continued global proliferation of drug and people smuggling; and the continuing increase in global trade which creates greater incentives and opportunities to evade duties or perpetrate trade fraud by misdeclaring cargo shipping manifests.

        Historically, we have focused our product development and marketing efforts on two broad markets: (i) the protection of high-risk government personnel and facilities; and (ii) the inspection and clearance of cargo, trucks and cars at seaports, borders and airports. In the wake of the terrorist attacks on September 11, 2001, homeland security concerns have become of paramount importance in the U.S. and around the world. We believe that homeland security initiatives will result in new revenue opportunities with increased growth in the seaports and borders, federal facilities and force protection, aviation and corporate security markets.

        We were incorporated in Massachusetts in 1958 as American Science and Engineering, Inc. Our principal executive offices are located at 829 Middlesex Turnpike, Billerica, Massachusetts 01821, and our telephone number is (978) 262-8700. Our common stock is publicly traded and is listed on the American Stock Exchange under the symbol "ASE".

The Offering

        On May 29, 2002, we sold and issued to certain of the selling stockholders named on page 10 in a private placement an aggregate of 1,115,000 shares of our common stock and warrants to purchase 278,750 shares of our common stock. The warrants have an exercise price of $23.52 per share and a five year term. The warrants prohibit the holders thereof from exercising the warrants to the extent that such exercise would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding shares of our common stock following such exercise. A holder may waive such limitation on the exercise of its warrants upon 61 days prior written notice to us, provided that in no event may the exercise result in the holder, together with any affiliate thereof, beneficially owning in excess of 9.999% of the outstanding shares of our common stock following such exercise. As part of the agreement relating to this private placement, we agreed to register for resale all of the shares of our common stock issued or issuable upon exercise of the warrants issued to such selling stockholders.

        In addition to the common stock and the warrants we issued in the private placement completed on May 29, 2002, we issued William Blair & Company LLC a warrant to purchase 16,725 shares of our common stock as part of its compensation for services rendered as a placement agent in the private placement. The warrants have an exercise price of $23.52 per share and a five year term. We also agreed to register for resale all of the shares of our common stock issuable to the placement agent upon exercise of the warrant.

RISK FACTORS

        The common stock that is offered with this prospectus involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information in this prospectus before deciding to purchase the common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. Additional risks and uncertainties, including those that are not yet identified may also adversely affect our business, results of operations and financial condition. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

        This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

RISKS RELATED TO THE BUSINESS AND THE INDUSTRY

Our reliance on a small number of customers for a large portion of our revenues could harm our business and prospects.

        Our business is heavily dependent on sales to a small number of customers, which include agencies of the United States government. During fiscal 2002, five customers accounted for 62% of our total revenues and during fiscal 2001, three customers accounted for 55% of total revenues. During fiscal 2002, our largest customer, the U.S. Customs Service, an agency of the United States government, accounted for approximately 28% of our total revenues. In general, our government contracts may be terminated at the government's discretion. The termination of our relationship with one or more significant customers or the reduction or delay of orders of our systems by these customers would substantially reduce our revenues and our business and prospects may be harmed.

We conduct our business worldwide, which exposes us to a number of difficulties in coordinating our international activities and dealing with multiple regulatory environments.

        Our international business, including sales to foreign governments, accounted for approximately 30%, 53% and 55% of our net revenues for the fiscal years ended March 31, 2002, March 31, 2001 and March 31, 2000, respectively. We anticipate that international sales will continue to account for a significant percentage of our revenues for the foreseeable future. As a result of our worldwide business operations, we are subject to various risks, including:

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  international regulatory requirements and policy changes;

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  lengthy sales cycles;

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  longer payment cycles of foreign customers;

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  difficulties in inventory management, accounts receivable collection and the management of distributors or representatives;

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  difficulties in staffing and managing foreign operations;

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  political and economic changes and disruptions;

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  favoritism towards local suppliers;

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  governmental currency controls;

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  currency exchange rate fluctuations; and

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  tariff regulations.

        Although our international sales have been denominated primarily in U.S. dollars, changes in currency exchange rates that increase the relative value of the U.S. dollar may make it more difficult for us to compete with foreign manufacturers on price or otherwise have a material adverse effect on our sales and operating results.

The September 11, 2001 terrorist attacks have increased financial expectations that may not materialize.

        Following the September 11, 2001 terrorist attacks, the United States government made it a national priority to increase security in airports, high-threat federal facilities, U.S. military bases, and seaports and borders. The efforts of the United States government to revamp security in the United States have created increased interest in our X-ray inspection products. We are uncertain whether the level of demand for our products will be as high as anticipated. We are uncertain what solutions, if any, ultimately will be adopted and implemented by the United States government and other international entities to combat terrorism and whether our products will be a part of the solution. Even if our products are considered as part of the security solution, it is unclear what level we will be involved and how quickly funding to purchase our products may be made available. We may incur non-recoverable expenditures in anticipation of future demand for our products that may not materialize. All of these factors may adversely impact our operations and create unpredictability in our revenues and operating results.

Our lengthy sales cycle requires us to incur significant expenses with no assurance that we will generate revenue or recover such expenses.

        A substantial portion of our sales depends in significant part upon the decision of governmental agencies to upgrade or expand security at border crossing inspection sites, existing airports, seaports and other facilities. Accordingly, a portion of our product sales is subject to delays associated with the lengthy approval processes that often accompany such capital expenditures. During these approval periods, we expend significant financial and managerial resources in anticipation of future orders that may not occur. If we fail to receive an order after expending these resources, we may be unable to generate sufficient revenue to recover the costs incurred and our business and prospects may be harmed.

Our business is dependent upon governmental policies and appropriations.

        Our largest customers are governmental agencies and demand for our products is dependent upon national priorities and governmental initiatives. These priorities and initiatives are subject to change from time to time in response to the economic and political environment. We are also exposed to the United States budget approval and appropriation cycle, which may be subject to significant and unpredictable delays. If demand for our products is reduced because of a change in economic or political conditions or if there are delays in receiving governmental approvals and appropriations, sales of our products may be adversely affected and our business and prospects may be harmed.

Our products may not obtain all of the required foreign and domestic governmental approvals.

        Some of our X-ray inspection products require the approval and certification of the U.S. Federal Aviation Administration (the "FAA"), and other U.S. Government agencies, and may require from time to time, the approval of foreign government agencies. There can be no assurance that our X-ray inspection systems will obtain all of the approvals required by the FAA or other agencies, or that even if such approvals are obtained, demand or sales for our X-ray inspection systems will increase.

Changes in governmental regulations may reduce demand for our products or increase our expenses.

        We compete in markets in which we or our customers must comply with federal, state, local and foreign regulations, such as health and safety and FAA regulations. We develop, configure and market our products to meet our customers' needs created by these regulations. Any significant change in these regulations could reduce demand for our products or increase our costs to comply with new regulations, both of which may adversely affect our operating results.

Our reliance on one or only a limited number of suppliers for some key components for our products could harm our business and prospects.

        We rely on one or only a limited number of suppliers for some key components for our products. In particular, we currently obtain some of our X-ray tubes and related control devices from two sole source suppliers. We also rely on sole source suppliers for the assembly of proprietary circuit boards. While we have long-term supply contracts with a few of our sole source suppliers, we generally purchase these materials on a purchase order basis and do not carry significant inventories of these materials. Our reliance on sole or limited supply sources reduces our control over timely delivery, price increases, reliability, and quality of critical components. Obtaining alternative sources of supply of these key components could involve significant delays and other costs, and may not be available to us on reasonable terms, if at all. If we change any of our suppliers, the potential new supplier would be required to go through a qualification process, creating potential delays or reductions in product shipments. The failure of any supplier to provide quality and timely components at an acceptable price, or an interruption of supplies from such a supplier could result in lost or deferred sales, which would harm our business and prospects.

Fluctuations in our quarterly operating results may cause our stock price to decline.

        Given the nature of the markets in which we participate, we cannot reliably predict future revenue and profitability. A high proportion of our costs are fixed, due in part to our significant sales, research and development, and manufacturing costs. As a result of our fixed costs, small declines in revenue could disproportionately affect our operating results in a quarter. Factors that may affect our quarterly operating results and the market price of our common stock include:

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  demand for and market acceptance of our X-ray inspection systems;

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  changes in political agendas or national priorities;

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  adverse changes in the level of economic activity in regions in which we do business;

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  adverse changes in industries on which we are particularly dependent;

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  competitive pressures resulting in lower selling prices for our products;

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  changes in the portions of our revenue represented by our various products and customers;

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  delays or problems in the introduction of new products;

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  our competitors' announcement or introduction of new products, services or technological innovations;

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  variations in our product mix;

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  the timing and amount of our expenditures in anticipation of future sales;

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  increased costs of raw materials or supplies; and

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  changes in the volume or timing of product orders.

We could incur substantial costs as a result of product liability claims and adverse publicity if our X-ray inspection systems fail to detect bombs, explosives, weapons, contraband or other threats to personal safety.

        If our X-ray inspection systems fail to detect the presence of bombs, explosives, weapons, contraband or other threats to personal safety, we could be subject to product liability claims and negative publicity, which could result in increased costs, reduced sales, and a decline in the market price of our common stock. There are many factors beyond our control that could result in the failure of our products to detect the presence of bombs, explosives, weapons, contraband or other threats to personal safety. Examples of these factors include operator error or misuse of or malfunction of our equipment. The failure of our systems to detect the presence of these dangerous materials may lead to personal injury, loss of life, and extensive property damage and resulting claims against us.

Our insurance may be insufficient to protect us from product liability claims.

        Our product liability, umbrella liability, and special aircraft products liability insurance may be insufficient to protect us from product liability claims. Moreover, there is a risk that product liability insurance will not continue to be available to us at a reasonable cost, if at all. If liability claims exceed our current or available insurance coverage, our business and prospects may be harmed. Regardless of the adequacy of our product liability insurance protection, any significant claim may have an adverse affect on our industry and market reputation, leading to a substantial decrease in demand for our products and reduced revenues.

We may not be able to fund our research and development activities.

        We generate funds for our research and development activities from operations, private sources and the government. We may be unable to generate the funds necessary to support our research and development activities if we do not generate sufficient funds from operations, other potential private sources, or the government. We may not successfully compete with other companies and research institutions for government funding and funding from other private sources. Additionally, government-funding priorities are subject to frequent changes. For example, in fiscal 2002 and 2000, we earned $635,000 and $416,000, respectively, for government-sponsored research and development. In fiscal 2001 we did not receive any funds to conduct government-sponsored research and development. There is no guarantee that we will receive funds from government-sponsored research in the future. If we are unable to fund our research and development activities through our operations or from outside sources, we may be unable to continue to innovate or bring our innovations to market on a timely or cost effective basis, or our innovations may be surpassed by other competitors or new technologies.

Our success depends on new product development.

        Our continuing research and development program is designed to develop new products and to enhance and improve our current products. We plan to expend significant resources on the development of our new products. The successful development of our products and product enhancements is subject to numerous risks, both known and unknown, including:

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  unanticipated delays;

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  access to capital;

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  budget overruns;

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  technical problems; and

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  other difficulties that could result in the abandonment or substantial change in the design, development and commercialization of new products and product enhancements, including, for example, changes requested or required by governmental and regulatory agencies.

        Given the uncertainties inherent with product development and introduction of X-ray inspection systems, we cannot assure that our product development efforts will be successful on a timely basis or within budget, if at all. Our failure to develop new products and product enhancements on a timely basis or within budget would harm our business and prospects.

Our success depends upon our ability to adapt to rapid changes in technology and customer requirements.

        The market for our products has been characterized by rapid technological changes, frequent product introductions and evolving industry standards and customer requirements. We believe that these trends will continue into the foreseeable future. Our success will depend, in part, upon our ability to enhance our existing products, successfully develop new products that meet changing customer and regulatory requirements and gain market acceptance. If we fail to do so, our products may be rendered obsolete or uncompetitive by new industry standards or changing technology, in which case our revenue and operating results would suffer. In developing any new product, we may be required to make a substantial investment before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers' needs and future activities, we may invest heavily in research and development of products that do not lead to significant revenue.

We may not be able to compete successfully.

        A number of companies have developed products that compete with our X-ray inspection products. Many of our competitors are larger and have greater financial resources than we do. Some of our competitors have more extensive research, marketing and manufacturing capabilities and greater technical and personnel resources than we do, and may be better positioned to continue to improve their technology in order to compete in an evolving industry. Our failure to compete successfully could decrease demand for our products or make our products obsolete.

        In the inspection systems market, competition is based primarily on the following factors:

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  product performance, functionality and quality;

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  the overall costs of the system;

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  prior customer relationships;

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  technological capabilities of the product;

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  price;

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  certification by government authorities;

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  local market presence; and

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  breadth of sales and service organization.

        To remain competitive, we must develop new products and periodically enhance our existing products in a timely manner. We anticipate that we may have to adjust the prices of some of our products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines.

Our business could be harmed if we are unable to protect our intellectual property.

        We rely primarily on a combination of trade secrets, patents, copyrights, trademarks, licensing arrangements and confidentiality procedures to protect our technology. Despite our precautions, the steps we have taken to protect our technology may be inadequate. Existing trade secret, patent, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. The laws of some foreign countries in which our products are or may be developed, manufactured or sold may not protect our products or intellectual property rights to the same extent as do the laws of the United States. This may make the possibility of piracy of our technology and products more likely. We cannot assure that the steps we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology. Our business could be harmed if we are unable to protect our intellectual property.

Our business may be materially and adversely affected by infringement claims initiated by we or our competitors.

        Initiating or defending against the enforcement of our intellectual property rights may result in significant, protracted, and costly litigation. We were previously involved in civil litigation filed by a competitor seeking a declaratory judgment that the competitor's product did not infringe upon certain of our patents. We were successful in that action. We are currently involved in a civil action filed by us against a competitor alleging patent infringement and misappropriation of trade secrets. We expect intellectual property disputes to be an ordinary part of our business for the foreseeable future. We may initiate claims or litigation against third parties for infringement of our intellectual property rights, or to establish the validity of our property rights. There can be no assurance that we will prevail in any such action. Litigation by or against us could result in significant expense to us and divert the efforts of technical and management personnel, whether or not such litigation results in a favorable outcome for us. In the event of an adverse result in any such litigation, we could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes, or obtain licenses for the infringing technology. If a license were required, we cannot assure that we would be able to obtain one on commercially reasonable terms, if at all. We cannot assure that we will be successful in developing non-infringing technology or that the cost or time required to develop such technology will be reasonable.

Our future success will depend on the continued services of our key personnel.

        The loss of any of our executive officers or key research and development personnel, could harm our business and prospects. Our success also depends upon our ability to attract and retain other qualified managerial and technical personnel. Competition for such personnel, particularly software engineers and other technical personnel, is intense. We may be unable to attract and retain all personnel necessary for the development of our business. In particular, we are dependent upon the services of Ralph Sheridan, our President and Chief Executive Officer. We have an employment agreement with Mr. Sheridan, which expires in September 2002. The loss of Mr. Sheridan's services could harm our business and prospects.

        The market for skilled employees is highly competitive, especially for employees in technical fields. While our compensation programs are intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all of our key employees or a sufficient number to execute on our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

RISKS RELATED TO COMMON STOCK AND THIS OFFERING

Future sales of our common stock by existing stockholders could depress the market price of our common stock.

        Substantially all of our outstanding shares of common stock are freely tradable without restriction or further registration. Affiliates must sell all shares they own in compliance with the volume and other requirements of Rule 144, except for the holding period requirements. Nevertheless, sales of substantial amounts of common stock by our stockholders, or even the potential for such sales, may cause the market price of our common stock to decline and could impair our ability to raise capital through the sale of our equity securities.

Existing external financing may not be sufficient to satisfy short-term cash requirements or may not be available in the future.

        We may require additional capital to finance our continuing operations. We cannot assure that our operations will continue to be profitable, that we will generate levels of revenues and cash flows sufficient to fund our operations, or, if necessary, that we will be able to obtain additional financing on satisfactory terms, if at all. Any existing financing arrangements may not be sufficient to meet our cash needs or may not be available in the future, or, if available, at a cost which we believe is reasonable.

The volatility of our stock price could adversely affect an investment in our common stock.

        The market price of our common stock has been, and may continue to be, highly volatile. We believe that a variety of factors could cause the price of our common stock to fluctuate, perhaps substantially, including:

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  announcements of developments related to our business, including announcements of certification by the FAA or other regulatory authorities of us or our competitors' products;

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  quarterly fluctuations in our actual or anticipated operating results and order levels;

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  general conditions in the worldwide economy;

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  announcements of technological innovations;

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  new products or product enhancements by us or our competitors;

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  developments in patents or other intellectual property rights and litigation; and

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  developments in our relationships with our customers and suppliers.

        In addition, in recent years the stock market in general and the markets for shares of small capitalization and "high-tech" companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of our common stock.

Provisions in our articles of organization and our shareholder rights plan may have the effect of discouraging advantageous offers for our business or common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

        Provisions in our articles of organization and our stockholder purchase rights plan may have the effect of discouraging or preventing a change in control. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

USE OF PROCEEDS

        We will not receive any of the proceeds of sale of the shares offered and sold by the selling stockholders. The warrants may be exercised by paying cash or, in certain circumstances, a so-called cashless exercise. If the warrants are exercised by paying cash, we will receive cash proceeds equal to the warrant exercise price of $23.52 per share multiplied by the number of shares purchased. If the warrants are exercised by paying cash, we intend to use the proceeds from such exercise for working capital and general corporate purposes.

SELLING STOCKHOLDERS

        On May 29, 2002, we sold and issued to certain of the selling stockholders listed in the table below in a private placement an aggregate of 1,115,000 shares of our common stock and warrants to purchase 278,750 shares of our common stock. The warrants have an exercise price of $23.52 per share and a five year term. The warrants prohibit the holders thereof from exercising the warrants to the extent that such exercise would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding shares of our common stock following such exercise. A holder may waive such limitation on the exercise of its warrants upon 61 days prior written notice to us, provided that in no event may the exercise result in the holder, together with any affiliate thereof, beneficially owning in excess of 9.999% of the outstanding shares of our common stock following such exercise. As part of the agreement relating to this private placement, we agreed to register for resale under the Securities Act all of the shares of our common stock issued or issuable upon exercise of the warrants issued to such selling stockholders.

        In addition to the common stock and the warrants we issued in the private placement completed on May 29, 2002, we issued William Blair & Company LLC a warrant to purchase 16,725 shares of our common stock as part of its compensation for services rendered as a placement agent in the private placement. The warrants have an exercise price of $23.52 per share and a five year term. We also agreed to register for resale under the Securities Act all of the shares of our common stock issuable to the placement agent upon exercise of the warrant.

        The shares covered by this prospectus may be offered by the selling stockholders from time to time in one or more offerings. Registration by the selling stockholders does not necessarily mean that the selling stockholders will sell any or all of their shares. The shares covered by this prospectus include all of the shares issued and which are issuable to the selling stockholders. Other than as described herein, none of the selling stockholders has had any material relationship with us or any of our affiliates within the past three years.

        The information with regard to each selling stockholder in the table below is based upon information provided to us by each selling stockholder as of June 4, 2002. The table below lists (i) the number of shares of common stock that each selling stockholder beneficially owns prior to the offering; (ii) the maximum number of shares each selling stockholder indicated it plans to offer; and (iii) the number of shares of common stock to be beneficially owned by each of the selling stockholders, assuming the sale of all the common stock being offered by the selling stockholder, and the ownership percentage of our common stock after completion of the offering.

        The selling stockholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares or warrants since the date on which the information in the table below is presented. Information about the selling stockholders may change over time.

Selling Stockholder	Shares beneficially owned prior to offering(1)	Number of shares being offered	Shares beneficially owned and ownership percentage after offering(2)
Pine Ridge Financial, Inc.	427,375(3)	427,375(3)	0	*
Radyr Investments Limited	178,125(4)	178,125(4)	0	*
Cleveland Overseas Ltd.	35,625(5)	35,625(5)	0	*
ZLP Master Technology Fund Ltd.	177,250(6)	177,250(6)	0	*
Cranshire Capital, L.P.	106,875(7)	106,875(7)	0	*
SF Capital Partners Ltd.	108,125(8)	108,125(8)	0	*
Special Situations Private Equity Fund, L.P.	130,000(9)	130,000(9)	0	*
Special Situations Technology Fund, L.P.	50,000 (10)	50,000 (10)	0	*
Deephaven Private Placement Trading Ltd.	90,250 (11)	90,250 (11)	0	*
Capital Ventures International	90,125 (12)	90,125 (12)	0	*
William Blair & Company LLC	16,725 (13)	16,725 (13)	0	*

*
Constitutes less than 1% of the outstanding shares of our common stock.

(1)
Assumes the exercise by the selling stockholder of all of its warrants to purchase common stock.

(2)
Assumes the completion of this offering and that the selling stockholders dispose of all of their shares of common stock covered by this prospectus, that they do not dispose of common stock owned but not covered by this prospectus and that they do not acquire any additional shares of common stock.

(3)
Represents 341,900 shares owned by the selling stockholder and 85,475 shares of our common stock issuable upon the exercise of a warrant to purchase shares of our common stock at $23.52 per share. Cavallo Capital Corp., of which Mr. Avi Vigder is managing director, has voting and investment control over our securities beneficially owned by the selling stockholder.

(4)
Represents 142,500 shares owned by the selling stockholder and 35,625 shares of our common stock issuable upon the exercise of a warrant to purchase shares of our common stock at $23.52 per share. Radyr Investments Limited is a British Virgin Island corporation, engaged in the business of investing in publicly traded equity securities for its own account. Investment and voting control of the securities beneficially owned by the selling stockholder are made by the selling stockholder's board of directors, which consists of David Sims and Lamberto Banchetti.

(5)
Represents 28,500 shares owned by the selling stockholder and 7,125 shares of our common stock issuable upon the exercise of a warrant to purchase shares of our common stock at $23.52 per share. Primeway S.A., a director of the selling stockholder of which Mr. Beat Kunz is an authorized signatory, has voting and investment control over our securities beneficially owned by the selling stockholder.

(6)
Represents 141,800 shares owned by the selling stockholder and 35,450 shares of our common stock issuable upon the exercise of a warrant to purchase shares of our common stock at $23.52 per share. Mr. Stuart Zimmer, a director of the selling stockholder, has voting and investment control over our securities beneficially owned by the selling stockholder.

(7)
Represents 85,500 shares owned by the selling stockholder and 21,375 shares of our common stock issuable upon the exercise of a warrant to purchase shares of our common stock at $23.52 per share. Downsview Capital, Inc., the general partner of the selling stockholder of which Mr. Mitchell P. Kopin is the President, has voting and investment control over our securities beneficially owned by the selling stockholder.

(8)
Represents 86,500 shares owned by the selling stockholder and 21,625 shares of our common stock issuable upon the exercise of a warrant to purchase shares of our common stock at $23.52 per share. Michael A. Roth and Brian J. Stark as the managing members of Staro Asset Management, L.L.C., a Wisconsin limited liability company and the investment manager of the selling stockholder, have voting and investment control over the securities beneficially owned by the selling stockholder.

(9)
Represents 104,000 shares owned by the selling stockholder and 26,000 shares of our common stock issuable upon the exercise of a warrant to purchase shares of our common stock at $23.52 per share. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the selling stockholder and has voting and investment control over our securities beneficially owned by the selling stockholder. Austin W. Marxe and David M. Greenhouse are the principal owners of MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by MG on behalf of the selling stockholder.

(10)
Represents 40,000 shares owned by the selling stockholder and 10,000 shares of our common stock issuable upon the exercise of a warrant to purchase shares of our common stock at $23.52 per share. SST Advisers, L.L.C. ("SST") is the general partner of and investment adviser to the selling stockholder and has voting and investment control over our securities beneficially owned by the selling stockholder. Austin W. Marxe and David M. Greenhouse are the principal owners of SST and are principally responsible for the selection, acquisition and disposition of the portfolio securities by SST on behalf of the selling stockholder.

(11)
Represents 72,200 shares owned by the selling stockholder and 18,050 shares of our common stock issuable upon the exercise of a warrant to purchase shares of our common stock at $23.52 per share. Deephaven Private Placement Training Ltd. is a private investment fund that is owned by all of its investors and managed by Deephaven Capital Management LLC. Deephaven Management LLC, of which Mr. Colin Smith is the fund manager, has voting and investment control over our securities beneficially owned by the selling stockholder. Deephaven Capital Management LLC is an indirect subsidiary of Knight Trading Group, Inc.

(12)
Represents 72,100 shares owned by the selling stockholder and 18,025 shares of our common stock issuable upon the exercise of a warrant to purchase shares of common stock at $23.52 per share. Heights Capital Management, Inc., as the selling stockholder's agent, has discretionary authority to vote and dispose of the selling stockholder's shares and may be deemed to be the beneficial owner of those shares.

(13)
Includes 16,725 shares of our common stock issuable upon the exercise of a warrant to purchase shares of our common stock at $23.52 per share. The executive committee or the officers of the selling stockholder have voting and investment control over our securities beneficially owned by the selling stockholder.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

        We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the shares of common stock to be sold in this offering will be passed upon for us by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts.

EXPERTS

        The audited financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of American Science and Engineering, Inc. for the fiscal year ended March 31, 2002 and for each of the three years in the period ended March 31, 2002, have been audited by Arthur Andersen, LLP, independent accountants. Such financial statements have been so incorporated in reliance on the report of such independent accountant and independent auditor given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

        The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until each selling stockholder sells all of its American Science and Engineering common stock registered hereunder:

  •
  Our Annual Report on Form 10-K for the year ended March 31, 2002;

  •
  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001, September 30, 2001 and December 31, 2001;

  •
  Our Current Report on Form 8-K filed with the SEC on May 30, 2002;

  •
  Our definitive proxy materials on Schedule 14A filed with the SEC on August 17, 2001 for our annual meeting of stockholders held on September 20, 2001;

  •
  The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-06549), filed with the SEC; and

  •
  The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-06549), filed with the SEC on April 15, 1998.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address:

American Science and Engineering, Inc.
829 Middlesex Turnpike
Billerica, Massachusetts 01821
Attention: Investor Relations
Tel: (978) 262-8700

        You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
About American Science and Engineering, Inc.
The Offering
RISK FACTORS
RISKS RELATED TO THE BUSINESS AND THE INDUSTRY
RISKS RELATED TO COMMON STOCK AND THIS OFFERING
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION